Exhibit 99.1

NeuroMetrix, Inc Reports 2004 Third Quarter Results

Third Quarter Revenues of $4.8 million Increased 86% From Previous Year

WALTHAM, Mass.—(BUSINESS WIRE)–October 28, 2004—NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the design, development and sale of proprietary products used to diagnose neuropathies, announced today third quarter financial results for the period ended September 30, 2004.

Total revenues for NeuroMetrix’s third quarter were $4.8 million, 86% higher than the $2.6 million of revenues reported for the third quarter of 2003. Total gross margin percentage for the third quarter 2004 was 73.2% compared to 70.7% for the third quarter of 2003. Revenues for the three months ended September 30, 2004 were 87% derived from biosensor sales and 13% derived from diagnostic device sales with gross margin percentages of 73.9% and 68.5%, respectively.  By comparison, revenues for the three months ended September 30, 2003 were 86% derived from biosensor sales and 14% derived from diagnostic device sales with gross margin percentages of 73.5% and 52.2%, respectively. Net loss for the third quarter of 2004 was $1.4 million, compared to a net loss of $781,300 in the same period of 2003. The net loss for the third quarter of 2004 includes interest expense of $666,700 of which $637,800 (or the equivalent of approximately $.07 per share) was related to the early repayment of our secured line of credit with Lighthouse Capital Partners, compared to $28,800 of interest expense in the third quarter of 2003.  Also included in 2004 net loss is $139,600 of non-cash stock-based compensation expense, compared to $24,400 in 2003.

For the nine months ended September 30, 2004 total revenues were $12.1 million, compared to $6.3 million in the same period last year. Total gross margin percentage for the nine months ended September 30, 2004 was 72.9% compared to 70.2% for the nine months ended September 30, 2003. Revenues for the nine months ended September 30, 2004 were 88% derived from biosensor sales and 12% derived from diagnostic device sales with gross margin percentages of 73.9% and 65.7%, respectively.  By comparison, revenues for the nine months ended September 30, 2003 were 84% derived from biosensor sales and 16% derived from diagnostic device sales with gross margin percentages of 74.0% and 50.2%, respectively. For the nine months ended September 30, 2004, net loss was $3.4 million compared to $2.7 million in 2003.  The net loss for the nine months ended September 30, 2004 includes interest expense of $960,400 of which $637,800 was related to the early repayment of our secured line of credit with Lighthouse Capital Partners, compared to $38,900 of interest expense for the nine months ended September 30, 2003.  Also included in the 2004 net loss is $949,900 of non-cash stock-based compensation expense, compared to $53,900 in 2003.

Shai N. Gozani, M.D., Ph.D, NeuroMetrix’s President and CEO said, “We are pleased with our third quarter financial results.  During the quarter, we continued to grow our revenues, our gross margin, the number of active NC-stat System users and the number of disposable biosensors utilized by our customers.  We also continued the expansion of our direct sales force and independent sales agent network.  On the product development front, we received FDA 510(k) marketing clearance for our sural nerve biosensor.  We expect this disposable biosensor to be a key component of our diabetes and low back pain product offerings.”

Additional Highlights

•                  Completion of our initial public offering of 3,000,000 shares of our common stock at $8.00 per share.

•                  Sale of the full over-allotment option associated with our IPO for an additional 450,000 shares of common stock at $8.00 per share.

•                  96,790 disposable biosensors utilized in the quarter - up 71.7% year-over-year

•                  Expansion of our direct sales organization to 21 regional sales managers.

•                  Repayment of outstanding balances on secured line of credit provided by Lighthouse Capital Partners.

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 4:00 p.m. Eastern time on October 28, 2004 to discuss the Company’s financial results for the third quarter ended September 30, 2004.  In addition, the Company may answer one or more questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.  The conference call may be accessed in the United States by dialing 1-866-761-0748 and using the confirmation code 25471776. Internationally, the call may be accessed by dialing 1-617-614-2706, using the same confirmation code. The webcast, along with the earnings press release and accompanying financial and operating statistics, will be accessible from the Company’s website at www.neurometrix.com under the “Investors” tab.

A replay of the webcast will be available approximately two hours after the conference call by dialing 1-888-286-8010, domestically and 1-617-801-6888, internationally. The confirmation code to access the replay is 537000195.

About NeuroMetrix

NeuroMetrix is a medical device company establishing a new standard of care through the design, development and sale of proprietary products used to diagnose neuropathies. Neuropathies are diseases of the peripheral nerves and parts of the spine that frequently are caused by or associated with diabetes, low back pain and carpal tunnel syndrome, as well as other clinical disorders.  The NC-stat System, the Company’s neuropathy diagnostic system, has been on the market since May 1999 and is presently used in over 2,000 physician’s offices, clinics and other health care facilities in the United States. The Company holds issued utility patents covering a number of important aspects of the NC-stat System.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the Company’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.  The forward-looking statements contained in this press release are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on it.  There can be no assurance that future developments affecting the Company will be those that the Company has anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.  These risks and uncertainties include, but are not limited to, risks associated with: dependence on the NC-stat System and its components; the Company’s ability to increase its customer base and expand the market for its products; the ability to manage growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company’s customers for procedures performed using the NC-stat System; compliance with applicable quality control and manufacturing standards; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s products; effectiveness of the Company’s products compared to other medical device products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; dependence upon computer and communication infrastructure utilized by the Company’s products; the Company’s capital and financing needs; and any failure of the Company to successfully integrate acquired businesses.  These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:

Nicholas J. Alessi
Director of Finance
NeuroMetrix, Inc.
781-890-9989
neurometrix.ir@neurometrix.com

SOURCE: NeuroMetrix, Inc.

NeuroMetrix, Inc

Condensed Statement of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

Revenues:
Diagnostic device	$614,565	349,592	$1,502,482	$1,002,082
Biosensor	4,204,753	2,237,102	10,643,118	5,295,144
Total revenues	4,819,318	2,586,694	12,145,600	6,297,226

Cost of revenues	1,290,243	759,089	3,287,873	1,874,077
Gross margins	3,529,075	1,827,605	8,857,727	4,423,149

Operating expenses:
Research and development (1)	942,913	592,989	2,434,792	1,666,600
Sales and marketing (1)	2,037,840	1,227,682	5,634,389	3,441,899
General and administrative (1)	1,306,172	762,179	3,347,124	2,010,057
Total operating expenses	4,286,925	2,582,850	11,416,305	7,118,556

Loss from operations	(757,850)	(755,245)	(2,558,578)	(2,695,407)

Interest income	51,629	2,779	70,166	19,637
Interest expense	666,674	28,792	960,404	38,850

Net loss	(1,372,895)	(781,258)	(3,448,816)	(2,714,620)

Accretion of redeemable convertible preferred stock	(190,874)	(502,361)	(1,386,301)	(1,507,083)
Deemed dividend on redeemable convertible preferred stock	—	—	(787,885)	—
Beneficial conversion feature associated with redeemable convertible preferred stock	—	—	(7,050,771)	—

Net loss attributable to common stockholders	(1,563,769)	(1,283,619)	(12,673,773)	(4,221,703)

Net loss per common share (basic and diluted)	$(0.18)	$(1.24)	$(3.46)	$(4.07)

Weighted average shares used to compute basic and diluted net loss per common share	8,819,558	1,038,615	3,660,515	1,037,940

(1) Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$21,549	$8,258	$227,814	$17,758
Sales and marketing	48,939	9,575	320,020	23,942
General and administrative	69,140	6,591	402,074	12,220
Total non-cash stock based compensation	$139,628	$24,424	$949,908	$53,920

NeuroMetrix, Inc.

Condensed Balance Sheets

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,642,612	$1,622,516
Accounts receivable, net	2,927,840	1,851,983
Inventory	1,323,915	1,078,390
Prepaid expenses and other current assets	307,988	217,165
Current portion of deferred costs	125,561	115,978
Total current assets	35,327,916	4,886,032

Restricted cash	1,897,200	1,897,200
Fixed assets, net	697,085	339,224
Deferred costs	121,476	95,325
Total assets	$38,043,677	$7,217,781

Liabilities, Warrants, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$978,261	$434,385
Accrued expenses	1,408,373	937,075
Current portion of long-term debt	—	515,236
Current portion of deferred revenue	329,258	245,447
Total current liabilities	2,715,892	2,132,143

Long-term debt	—	2,046,986
Deferred revenue	370,751	211,676
Other long-term liabilities	188,182	185,454
Total liabilities	3,274,825	4,576,259

Warrants for redeemable convertible preferred stock	—	450,100
Redeemable convertible preferred stock	—	47,693,742

Stockholders’ equity (deficit):
Common stock	1,203	104
Additional paid-in capital	92,234,428	—
Subscriptions receivable	—	(2,143)
Deferred compensation	(823,774)	(598,933)
Accumulated deficit	(56,643,005)	(44,901,348)
Total stockholders’ equity (deficit)	34,768,852	(45,502,320)

Total liabilities, warrants for redeemable convertible preferred stock, redeemable convertible preferred stock and stockholders’ equity (deficit)	$38,043,677	$7,217,781